Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Extreme Networks
Investor Relations	Public Relations
408/579-3030	408/579-2963
investor_relations@extremenetworks.com	vbellofatto@extremenetworks.com

EXTREME NETWORKS REPORTS INCREASED REVENUE AND PROFITABILITY

SANTA CLARA, Calif., Oct. 20, 2004 – Extreme Networks, Inc. (Nasdaq: EXTR), a leader in open converged networks, today announced financial results for its fiscal first quarter ended Sept. 26, 2004.

Net revenue for the first quarter of fiscal 2005 was $95.1 million, up three percent from $92.2 million in the fourth fiscal quarter of 2004, and up nine percent from $87.4 million in the year-ago first quarter. On a GAAP basis, the Company recorded net income of $4.1 million or $0.03 per diluted share in the first fiscal quarter of 2005, up from the net income of $2.6 million or $0.02 per diluted share in the first fiscal quarter of 2004.

“Our positive financial results represent another quarter of market adoption for our innovative switching solutions that Enterprises and Metro Service providers are using to build open converged networks,” said Gordon Stitt, president and CEO of Extreme Networks. “We are very pleased to have increased revenue, profitability, gross margins and cash flow, while controlling our expenses.”

Operating income for the first quarter of fiscal 2005 totaled $4.7 million, an operating margin of 5.0 percent of net revenues, up from $1.2 million or 1.4 percent of net revenues in the year-ago period. The Company’s improved operating margin was the result of higher revenues, expanded gross margins, and decreased operating expenses as a percentage of sales. Total gross margin was 53.2 percent of revenues during the fiscal first quarter of 2005, compared to 52.5 percent in the fiscal fourth quarter of 2004, and 51.4 percent in the year-ago first quarter. Operating expenses declined to 48.2 percent of revenues, from 56.4 percent in the fiscal fourth quarter of 2004, and from 50.0 percent in the year-ago first quarter.

Cash and cash equivalents, short-term investments, and marketable securities increased to $439.9 million during the quarter, up from $425.7 million at the end of the fiscal fourth quarter 2004, and up from $403.3 million at the end of the fiscal first quarter of 2004.

Revenues in the U.S. were $40.4 million in the first quarter of fiscal 2005, or 42 percent of total consolidated revenue; international revenues were $54.7 million or 58 percent of total consolidated revenue. In the first quarter of fiscal 2004, revenues in the U.S. were $36.4 million, or 42 percent of total consolidated revenue; international revenues were $51.0 million, or 58 percent.

Management Expectations

For the quarter ending Dec. 26, 2004, the Company currently anticipates that its revenues will be up one to five percent relative to the Sept. quarter just completed. The Company anticipates that gross margin as a percentage of net revenue will be similar to the 53.2 percent reported in Sept. The Company anticipates total operating expenses will be in a range of $46 to $47 million.

New Customers

•	The State of Florida Department of Transportation District Five became the latest agency to deploy Extreme Networks’ open convergence network solution. They installed a converged network, the Intelligent Traffic Management System, to manage IP video and data applications reaching from as far as Disney World to Daytona Beach using Extreme’s BlackDiamond, Alpine and Summit switches.

•	Britain’s Trader Media, which publishes the popular Auto Trader books, magazines, as well as the UK’s busiest automotive website, chose Extreme Networks for a high-performance infrastructure. The Extreme network provides Gigabit Ethernet connections at the edge of the network to manage the more than two million monthly user visits.

•	Extreme Networks’ carrier-class resiliency allows KAMO’s K-PowerNet to deliver a reliable, multi-state Metro network to better serve customers. This leading-edge data, voice and video service provider in the four-state metropolitan areas in Kansas, Arkansas, Missouri and Oklahoma, is using Extreme Networks’ innovative Ethernet Automatic Protection Switching (EAPS), which delivers sub-50 millisecond recovery on ring-based routed or switched Gigabit Ethernet networks.

•	Extreme Networks was also selected by Oakland County, Michigan to provide a leading edge Ethernet network infrastructure for its e-Government initiative. The new Extreme Metro network replaced an ATM infrastructure and will be used to run converged applications, such as point-to-point IP video streams.

•	Extreme Networks and one of the UK’s leading communications companies, Call Center Technology (CCT), formed a strategic partnership to deliver converged voice and data communications solutions. The partnership brings together CCT’s expertise in IP telephony technology and applications from Avaya with Extreme Networks’ high performance Ethernet switching expertise. CCT will resell Extreme Networks’ portfolio of high-performance communications solutions while providing a single point of contact for customer consultancy, sales, services and support.

Conference Call

Extreme Networks will host a conference call to discuss these results today at 5:00 p.m. EDT (2:00 p.m. PDT), for more information visit http://www.extremenetworks.com/aboutus/investor/ Financial and statistical information to be discussed during the conference call are posted on the Investor Relations section of the Company’s website (www.extremenetworks.com).

Extreme Networks

Extreme Networks is a leader in open converged networks. Its innovative network architecture provides Enterprises and Metro Service Providers with the resiliency, adaptability and simplicity required for a true converged network that supports voice, video and data, over a wired and wireless infrastructure, while delivering high-performance and advanced security features. For more information, please visit www.extremenetworks.com

# # #

Extreme Networks, ExtremeWare, BlackDiamond, Summit and Alpine are registered trademarks of Extreme Networks, Inc., in the United States and other countries. All other marks are the property of their respective holders.

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding our expectations for future operating results. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: our effectiveness in controlling expenses, fluctuations in demand for our products and services; a highly competitive business environment for network switching equipment; the possibility that we might experience delays in the development of new technology and products; customer response to our new technology and product; and a dependency on third parties for certain components and for the manufacturing of our products. We undertake no obligation to update the forward-looking information in this release. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which is on file with the Securities and Exchange Commission (http://www.sec.gov).

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share amounts)

(Unaudited)

	Three Months Ended
	September 26, 2004	September 28, 2003
Net revenues:
Product	$81,172	$76,756
Service	13,914	10,615

Total net revenues	95,086	87,371

Cost of revenues:
Product	36,302	33,432
Service	8,228	9,036

Total cost of revenues	44,530	42,468

Gross margin:
Product	44,870	43,324
Service	5,686	1,579

Total gross margin	50,556	44,903

Operating expenses:
Sales and marketing	23,230	21,825
Research and development	15,399	13,297
General and administrative	7,123	7,031
Amortization of deferred stock compensation	62	552
Restructuring charge	—	962

Total operating expenses	45,814	43,667

Operating income	4,742	1,236

Other income, net	138	2,299

Income before income taxes	4,880	3,535

Provision for income taxes	754	920

Net income	$4,126	$2,615

Net income per share — basic	$0.03	$0.02

Net income per share — diluted	$0.03	$0.02

Shares used in per share calculation — basic	120,636	116,621

Shares used in per share calculation — diluted	123,376	118,822

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 26, 2004	June 27, 2004

Assets
Current assets:
Cash and cash equivalents	$66,341	$59,164
Short-term investments	146,461	162,078
Accounts receivable, net	28,788	32,998
Inventories	23,946	25,889
Prepaid expenses and other current assets	9,670	8,051

Total current assets	275,206	288,180

Property and equipment, net	57,485	59,767
Marketable securities	227,078	204,430
Other assets	25,426	26,896

Total assets	$585,195	$579,273

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$20,444	$18,995
Deferred revenue	50,592	53,674
Accrued warranty	9,070	8,297
Other accrued liabilities	49,253	47,188

Total current liabilities	129,359	128,154

Other long-term liabilities	19,609	21,561
Convertible subordinated notes	200,000	200,000
Total stockholders’ equity	236,227	229,558

Total liabilities and stockholders’ equity	$585,195	$579,273

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	September 26, 2004	September 28, 2003
Cash flows from operating activities:
Net income	$4,126	$2,615
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,392	5,301
Provision for doubtful accounts	—	(200)
Amortization of warrant	1,892	—
Amortization of deferred stock compensation	62	552
Restructuring charge	—	962
Loss on disposal of fixed assets	50	—
Changes in operating assets and liabilities:
Accounts receivable	4,210	(364)
Inventories	1,943	2,739
Prepaid expenses and other current and noncurrent assets	(2,041)	6,994
Accounts payable	1,449	(10,015)
Deferred revenue	(3,082)	915
Accrued warranty	773	(1,363)
Other accrued liabilities	113	(5,786)

Net cash provided by operating activities	13,887	2,350

Cash flows from investing activities:
Capital expenditures	(2,160)	(2,295)
Purchases and maturities of investments, net	(5,955)	339

Net cash used in investing activities	(8,115)	(1,956)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,405	1,458

Net cash provided by financing activities	1,405	1,458

Net increase in cash and cash equivalents	7,177	1,852
Cash and cash equivalents at beginning of period	59,164	44,340

Cash and cash equivalents at end of period	$66,341	$46,192